Exhibit 99.1

MEDIA CONTACTS AMC Entertainment Inc. (816) 480-2548
FOR IMMEDIATE RELEASE	Justin Scott, JuScott@amctheatres.com

AMC ENTERTAINMENT INC. ANNOUNCES COMPLETION OF CASH TENDER OFFER FOR ITS 8-5/8% SENIOR NOTES DUE 2012

Kansas City, Mo. (June 23, 2009) — AMC Entertainment Inc. (“AMC” or the “Company”) announced today the completion of its cash tender offer (the “Tender Offer”) to purchase any and all of its outstanding $250 million in aggregate principal amount of 8-5/8% Senior Notes due 2012 (the “Notes”). The Tender Offer expired at midnight EDT, on June 22, 2009 (the “Expiration Date”). As previously announced, AMC received tenders from the holders of $238,065,000, or approximately 95.23%, of its outstanding Notes prior to the expiration of the consent payment deadline on June 8, 2009 at 5 p.m. EDT (the “Consent Date”). No additional Notes were tendered from the Consent Date to the Expiration Date.

Under the terms of the Tender Offer, holders of the Notes who validly tendered and did not validly withdraw their Notes and consents prior to the Consent Date would be entitled to receive the “total consideration,” which is equal to (i) $1,000 per $1,000 in principal amount of Notes validly tendered, or the “tender consideration,” plus (ii) $30 per $1,000 in principal amount of the Notes validly tendered, or the “consent payment.” Holders of the Notes who validly tendered their Notes after the Consent Date but on or before the Expiration Date would be entitled to receive only the tender consideration. In both cases, holders whose Notes are purchased in the Tender Offer would also be entitled to be paid accrued and unpaid interest from the most recent interest payment date on the Notes to, but not including, the applicable settlement date. The Company intends to redeem any Notes that remain outstanding at a price of $1,021.56 per $1,000 principal amount of Notes as promptly as practicable after August 15, 2009 in accordance with the terms of the indenture governing the Notes.

Requests for documents relating to the tender offer may be directed to Global Bondholder Services Corp., the Information Agent, at (866) 488-1500 or (212) 430-3774. Credit Suisse Securities (USA) LLC is the Dealer Manager for the Tender Offer. Questions regarding the Tender Offer may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 and (212) 538-1862.

This press release is not an offer to purchase or the solicitation of consents with respect to the Notes.

Forward Looking Statements

Certain statements in this press release, as well as reports and other information the Company files with the Securities and Exchange Commission, include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act.  The words “forecast,” “estimate,” “project,” “intend,” “expect,” “should,” “believe” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors, which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: national, regional and local economic conditions that may affect the markets in which the Company and the Company’s joint venture investees operate; the levels of expenditures on entertainment in general and movie theatres in particular; increased competition within movie exhibition or other competitive entertainment mediums; technological changes and innovations, including alternative methods for delivering movies to consumers; the popularity of major motion picture releases; shifts in population and other demographics; the Company’s ability to renew expiring contracts at favorable rates, or to replace them with new contracts that are comparably favorable to the Company; the Company’s need for, and ability to obtain, additional funding for acquisitions and operations; risks and uncertainties relating to the Company significant indebtedness; fluctuations in operating costs; capital expenditure requirements; changes in interest rates; and changes in accounting principles, policies or guidelines.  This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative but not exhaustive.  In addition, new risks and uncertainties may arise from time to time.  Accordingly, all forward-looking statements should be evaluated with an understanding of their inherent uncertainty.  Except as required by law, the Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

About AMC Entertainment Inc.

Headquartered in Kansas City, Mo., AMC Entertainment Inc. is a leading theatrical exhibition and entertainment company. With a history of industry leadership and innovation dating back to 1920, the company today serves hundreds of millions of guests annually through interests in 307 theatres with 4,612 screens in five countries. www.amctheatres.com